Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--April 15, 2021
FIRST QUARTER 2021 FINANCIAL RESULTS

Net income	Earnings per share	PPNR[1]	Net interest margin	Efficiency ratio[1]	Book value per common share
$192.5 million	$1.90	$202.0 million	3.37%	39.1%	$35.89
					$33.02[1], excluding goodwill and intangibles

CEO COMMENTARY:
“The continued emphasis on Western Alliance's growing national commercial business strategy drove key financial performance results and balance sheet growth to quarterly record highs to kick off 2021,” said Kenneth A. Vecchione, President and Chief Executive Officer. “Balance sheet growth continued with loans up $1.7 billion (24.9% annualized), and deposits up $6.5 billion (82.1% annualized), bringing total assets to $43.4 billion at quarter end, an increase of $6.9 billion from year end, further positioning us for swift deployment of excess liquidity to our commercial and consumer-related businesses. Net income of $192.5 million, earnings per share of $1.90 and return on tangible common equity[1] of 24.2% for the first quarter 2021 mirrors the Company’s strong fourth quarter performance and confirms that the economic recovery has begun. Asset quality remains stable with nonperforming assets to total assets of 0.27% and annualized net charge-offs to average loans outstanding at a modest 0.02% for the quarter. Lastly, we were pleased to complete the AmeriHome acquisition ahead of schedule and welcome their team into the WAL family.”

AmeriHome Mortgage Company Transaction:
On April 7, 2021, the Company completed its previously announced acquisition of Aris Mortgage Holding Company, LLC, the parent company of AmeriHome Mortgage Company, LLC ("AmeriHome"). Based on AmeriHome's closing balance sheet and a $275 million premium, total consideration was approximately $1.22 billion. Beginning in the second quarter 2021, the Company's consolidated financial statements will include the financial results of AmeriHome.

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
▪Net income of $192.5 million and earnings per share of $1.90, compared to $193.6 million and $1.93, respectively
▪Net revenue of $337.0 million, a decrease of 0.5%, or $1.6 million, compared to an increase in non-interest expenses of 2.1%, or $2.8 million
▪Pre-provision net revenue1 of $202.0 million, down $4.4 million from $206.4 million
▪Effective tax rate of 17.88%, compared to 19.53%
▪Net income of $192.5 million and earnings per share of $1.90, up 129.4% and 128.9%, from $83.9 million and $0.83, respectively
▪Net revenue of $337.0 million, an increase of 22.9%, or $62.9 million, compared to an increase in non-interest expenses of 12.0%, or $14.5 million
▪Pre-provision net revenue1 of $202.0 million, up $48.4 million from $153.6 million
▪Effective tax rate of 17.88%, compared to 18.06%

FINANCIAL POSITION RESULTS:
▪Total loans of $28.7 billion, up $1.7 billion, or 24.9% annualized
▪Total deposits of $38.4 billion, up $6.5 billion, or 82.1% annualized
▪Stockholders' equity of $3.7 billion, up $299 million
▪Increase in total loans of $5.5 billion, or 23.9%
▪Increase in total deposits of $13.6 billion, or 54.6%
▪Increase in stockholders' equity of $713 million

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.27%, compared to 0.32%
▪Annualized net loan charge-offs to average loans outstanding of 0.02%, compared to 0.06%
▪Nonperforming assets to total assets of 0.27%, compared to 0.33%
▪Annualized net loan charge-offs (recoveries) to average loans outstanding of 0.02%, compared to (0.06)%

KEY PERFORMANCE METRICS:
▪Net interest margin of 3.37%, compared to 3.84%
▪Return on average assets and on tangible common equity1 of 1.93% and 24.2%, compared to 2.22% and 25.7%, respectively
▪Tangible common equity ratio1 of 7.9%, compared to 8.6%
▪Tangible book value per share1, net of tax, of $33.02, an increase of 6.9% from $30.90
▪Efficiency ratio1 of 39.1%, compared to 38.2%
▪Net interest margin of 3.37%, compared to 4.22%
▪Return on average assets and on tangible common equity1 of 1.93% and 24.2%, compared to 1.22% and 12.2%, respectively
▪Tangible common equity ratio1 of 7.9%, compared to 9.4%
▪Tangible book value per share1, net of tax, of $33.02, an increase of 23.5% from $26.73
▪Efficiency ratio1 of 39.1%, compared to 42.9%

1     See reconciliation of Non-GAAP Financial Measures on page 17.

Income Statement
Net interest income was $317.3 million in the first quarter 2021, an increase of $2.5 million from $314.8 million in the fourth quarter 2020, and an increase of $48.3 million, or 18.0%, compared to the first quarter 2020. Continued loan growth, net deferred loan fee accretion on PPP loans (which totaled $11.9 million for the first quarter 2021), and lower interest costs drove the increase in net interest income from the first quarter 2020.
The Company recorded a reversal of credit loss provisions totaling $32.4 million in the first quarter 2021, a decrease of $1.8 million from the $34.2 million reversal in the fourth quarter 2020, compared to a provision for credit losses of $51.2 million in the first quarter 2020. The reversal of provisions during the first quarter 2021 is due to continued improvement in economic forecasts relative to December 31, 2020 and concentration of loan growth in portfolio segments with lower expected loss rates. Further, as the Company's CECL models incorporate historical experience, current conditions, and reasonable and supportable forecasts in measuring expected credit losses, the uncertainty in the overall economy contributed to an overall increased provision for credit losses in the first quarter 2020.
The Company’s net interest margin in the first quarter 2021 was 3.37%, a decrease from 3.84% in the fourth quarter 2020 and a decrease from 4.22% in the first quarter 2020. The decrease in net interest margin from the prior period is largely a result of excess liquidity and a shift in loan mix to a higher proportion of residential loans. The decrease in net interest margin from the first quarter 2020 was driven by the lower rate environment, which lowered loan and investment security yields, but also decreased deposit and funding costs.
Non-interest income was $19.7 million for the first quarter 2021, compared to $23.8 million for the fourth quarter 2020, and $5.1 million for the first quarter 2020. The decrease in non-interest income from the fourth quarter 2020 is primarily the result of a decrease in fair value gains on equity securities as these securities continued to recover losses incurred in the first quarter 2020. The increase in non-interest income from the first quarter 2020 is primarily attributable to a decrease in fair value losses on equity securities and an increase in income from equity investments.
Net revenue was $337.0 million for the first quarter 2021, a decrease of $1.6 million, compared to $338.6 million for the fourth quarter 2020, and an increase of $62.9 million, or 22.9%, compared to $274.1 million for the first quarter 2020. The increase in net revenue from the first quarter 2020 was driven by an increase in loan interest income generated from loan growth throughout 2020, coupled with a decrease in interest expense on deposits resulting from a lower rate environment.
Non-interest expense was $135.0 million for the first quarter 2021, compared to $132.2 million for the fourth quarter 2020, and $120.5 million for the first quarter 2020. The Company’s efficiency ratio1 was 39.1% for the first quarter 2021, compared to 38.2% in the fourth quarter 2020, and 42.9% for the first quarter 2020. The increase in non-interest expense from the first quarter 2020 primarily relates to an increase in compensation costs.
Income tax expense was $41.9 million for the first quarter 2021, compared to $47.0 million for the fourth quarter 2020, and $18.5 million for the first quarter 2020.
Net income was $192.5 million for the first quarter 2021, a decrease of $1.1 million from $193.6 million for the fourth quarter 2020, and an increase of $108.6 million from $83.9 million for the first quarter 2020. Earnings per share was $1.90 for the first quarter 2021, compared to $1.93 for the fourth quarter 2020, and $0.83 for the first quarter 2020. As discussed above, the increase in net income and earnings per share for the first quarter 2021 compared to the same quarter last year was driven by a release in the provision for credit losses.
The Company views its pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net revenue less non-interest expense. For the first quarter 2021, the Company’s PPNR1 was $202.0 million, down $4.4 million from $206.4 million in the fourth quarter 2020, and up $48.4 million from $153.6 million in the first quarter 2020. The increase in PPNR from the first quarter 2020 was driven by an increase in net interest income.
The Company had 1,947 full-time equivalent employees and 49 offices at March 31, 2021, compared to 1,915 employees and 49 offices at December 31, 2020, and 1,858 employees and 47 offices at March 31, 2020.

1    See reconciliation of Non-GAAP Financial Measures on page 17.

Balance Sheet
Gross loans totaled $28.7 billion at March 31, 2021, an increase of $1.7 billion from $27.1 billion at December 31, 2020, and an increase of $5.5 billion from $23.2 billion at March 31, 2020. By loan type, the largest increases from the prior quarter include $746 million in commercial and industrial loans, $675 million in residential real estate loans, and $337 million in construction and land development loans. These increases were offset by a decrease in CRE owner occupied loans of $105 million. From March 31, 2020, the largest increases in the loan balance were driven by commercial and industrial loans of $3.8 billion (includes $1.5 billion of PPP loans), residential real estate loans of $869 million, construction and land development loans of $709 million, and CRE non-owner occupied loans of $389 million. These increases were offset by a decrease in CRE owner occupied loans of $237 million. The Company's allowance for credit losses on loans consists of an allowance for funded loans and an allowance for unfunded loan commitments. At March 31, 2021, the allowance for loan losses to funded loans was 0.86%, compared to 1.03% at December 31, 2020, and 1.02% at March 31, 2020. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to funded loans was 0.97% at March 31, 2021, compared to 1.17% at December 31, 2020, and 1.14% at March 31, 2020.
Deposits totaled $38.4 billion at March 31, 2021, an increase of $6.5 billion from $31.9 billion at December 31, 2020, and an increase of $13.6 billion from $24.8 billion at March 31, 2020. By deposit type, the largest increases from the prior quarter include $4.1 billion from non-interest bearing demand deposits and $2.9 billion from savings and money market accounts. These increases were offset by a decrease in interest bearing demand deposits of $503 million. From March 31, 2020, deposits increased across most deposit types, with increases in non-interest bearing demand deposits of $7.7 billion, savings and money market accounts of $6.3 billion, and interest-bearing demand deposits of $315 million. These increases were partially offset by a decrease in certificates of deposit of $706 million. Non-interest bearing deposits were $17.5 billion at March 31, 2021, compared to $13.5 billion at December 31, 2020, and $9.9 billion at March 31, 2020.
The table below shows the Company's deposit types as a percentage of total deposits:

	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Non-interest bearing	45.7%	42.1%	39.8%
Savings and money market	39.8	38.9	36.2
Interest-bearing demand	10.1	13.8	14.4
Certificates of deposit	4.4	5.2	9.6
The Company’s ratio of loans to deposits was 74.8% at March 31, 2021, compared to 84.7% at December 31, 2020, and 93.3% at March 31, 2020.
Borrowings were $5 million at March 31, 2021 and December 31, 2020, and $308 million at March 31, 2020. The decrease in borrowings from March 31, 2020 is due to a decrease in federal funds purchased.
Qualifying debt totaled $544 million at March 31, 2021, compared to $549 million at December 31, 2020, and $390 million at March 31, 2020. The increase in qualifying debt from March 31, 2020 is primarily due to the issuance of $225 million in subordinated debt in May 2020, partially offset by redemption of $75 million in subordinated debt in October 2020.
Stockholders’ equity was $3.7 billion at March 31, 2021, compared to $3.4 billion at December 31, 2020, and $3.0 billion at March 31, 2020. The increase in stockholders' equity from December 31, 2020 is attributable to net proceeds from sale of the Company's common stock in a registered direct offering and net income, partially offset by decreases in AOCI resulting from an increase in unrealized losses on investment securities and dividends to shareholders. During the quarter, the Company sold 2.3 million shares of its common stock for a purchase price of $91.00 per share, with aggregate net proceeds totaling $209.2 million. In addition, a cash dividend of $0.25 per share was paid to shareholders on March 5, 2021, totaling $25.3 million. The increase in stockholders' equity from March 31, 2020 is primarily a function of net income and the sale of 2.3 million shares of common stock, partially offset by share repurchases and dividends to shareholders.
At March 31, 2021, tangible common equity, net of tax, was 7.9% of tangible assets1 and total capital was 12.6% of risk-weighted assets. The Company’s tangible book value per share1 was $33.02 at March 31, 2021, up 23.5% from March 31, 2020.
Total assets increased 19.0% to $43.4 billion at March 31, 2021, from $36.5 billion at December 31, 2020, and increased 48.8% from $29.2 billion at March 31, 2020. The increase in total assets from the prior quarter and prior year was driven by organic loan and deposit growth.
Asset Quality
Recovery of credit provisions totaled $(32.4) million for the first quarter 2021, compared to $(34.2) million for the fourth quarter 2020, and provision for credit losses of $51.2 million for the first quarter 2020. Net loan charge-offs (recoveries) in the first quarter 2021 were $1.4 million, or 0.02% of average loans (annualized), compared to $3.9 million, or 0.06%, in the fourth quarter 2020, and $(3.2) million, or (0.06)%, in the first quarter 2020.
Nonaccrual loans decreased $1.6 million to $113.6 million during the quarter and increased $27.0 million from March 31, 2020. Loans past due 90 days and still accruing interest were zero at March 31, 2021, December 31, 2020, and March 31, 2020. Loans past due 30-89 days and still accruing interest totaled $7.3 million at March 31, 2021, a decrease from $11.2 million at December 31, 2020, and from $38.5 million at March 31, 2020.
Repossessed assets totaled $4.2 million at March 31, 2021, an increase of $2.8 million from $1.4 million at December 31, 2020, and a decrease of $6.4 million from $10.6 million at March 31, 2020. Classified assets totaled $280.9 million at March 31, 2021, an increase of $57.2 million from $223.7 million at December 31, 2020, and an increase of $33.8 million from $247.1 million at March 31, 2020.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 7.5% at March 31, 2021, compared to 6.5% at December 31, 2020, and 8.2% at March 31, 2020.
1     See reconciliation of Non-GAAP Financial Measures on page 17.

Segment Highlights
The Company's reportable segments are aggregated with a focus on products and services offered and consist of three reportable segments:
–Commercial segment: provides commercial banking and treasury management products and services to small and middle-market businesses, specialized banking services to sophisticated commercial institutions and investors within niche industries, as well as financial services to the real estate industry.
–Consumer Related segment: offers both commercial banking services to enterprises in consumer-related sectors and consumer banking services, such as residential mortgage banking.
–Corporate & Other segment: consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Commercial and Consumer Related segments include loan and deposit growth, asset quality, and pre-tax income.
The Commercial segment reported a gross loan balance of $20.7 billion at March 31, 2021, an increase of $415 million during the quarter, and an increase of $2.6 billion during the last twelve months. Deposits for the Commercial segment totaled $24.1 billion at March 31, 2021, an increase of $2.7 billion during the quarter, and an increase of $6.6 billion during the last twelve months.
Pre-tax income for the Commercial segment was $220.9 million for the three months ended March 31, 2021, a decrease of $25.3 million from the three months ended December 31, 2020, and an increase of $111.3 million from the three months ended March 31, 2020.
The Consumer Related segment reported a gross loan balance of $8.0 billion at March 31, 2021, an increase of $1.3 billion during the quarter, and an increase of $3.0 billion during the last twelve months. Deposits for the Consumer Related segment totaled $13.3 billion, an increase of $3.3 billion during the quarter, and an increase of $6.8 billion during the last twelve months.
Pre-tax income for the Consumer Related segment was $71.5 million for the three months ended March 31, 2021, an increase of $4.3 million from the three months ended December 31, 2020, and an increase of $44.2 million from the three months ended March 31, 2020.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2021 financial results at 12:00 p.m. ET on Friday, April 16, 2021. Participants may access the call by dialing 1-833-236-2753 and using the conference ID 9757965 or via live audio webcast using the website link https://event.on24.com/wcc/r/3096269/47CDE2218B3FCBF6DF31771E7BCCA293. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 3:00 p.m. ET April 16th through 11:00 p.m. ET May 16th by dialing 1-800-585-8367, conference ID: 9757965.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends, and the impact of the COVID-19 pandemic and related economic conditions. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, including the distribution and effectiveness of COVID-19 vaccines, or other unusual and infrequently occurring events; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; our ability to successfully integrate and operate AmeriHome; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes including in response to the COVID-19 pandemic such as the Coronavirus Aid, Relief and Economic Security Act of 2020 and the rules and regulations that may be promulgated thereunder; or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $40 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The company is again #1 best-performing of the 50 largest public U.S. banks in the new S&P Global Market Intelligence listing for 2020 and ranks high on the Forbes “Best Banks in America” list year after year. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Most recently, the bank added to these capabilities with the acquisition of AmeriHome Mortgage, a leading national business-to-business mortgage platform. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking brands and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
	As of March 31,
	2021	2020	Change %
	(in millions)
Total assets	$43,397.0	$29,158.2	48.8%
Gross loans, net of deferred fees	28,711.0	23,166.2	23.9
Investment securities	7,888.8	4,355.3	81.1
Total deposits	38,393.1	24,830.7	54.6
Qualifying debt	543.7	389.9	39.4
Stockholders' equity	3,712.7	2,999.6	23.8
Tangible common equity, net of tax (1)	3,416.1	2,704.3	26.3

Selected Income Statement Data:
	For the Three Months Ended March 31,
	2021	2020	Change %
	(in millions, except per share data)
Interest income	$334.1	$307.2	8.8%
Interest expense	16.8	38.2	(56.0)
Net interest income	317.3	269.0	18.0
(Recovery of) provision for credit losses	(32.4)	51.2	NM
Net interest income after provision for credit losses	349.7	217.8	60.6
Non-interest income	19.7	5.1	NM
Non-interest expense	135.0	120.5	12.0
Income before income taxes	234.4	102.4	NM
Income tax expense	41.9	18.5	NM
Net income	$192.5	$83.9	NM
Diluted earnings per share	$1.90	$0.83	NM

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended March 31,
	2021	2020	Change %
Diluted earnings per share	$1.90	$0.83	NM
Book value per common share	35.89	29.65	21.0
Tangible book value per share, net of tax (1)	33.02	26.73	23.5
Average shares outstanding (in millions):
Basic	100.8	101.3	(0.5)
Diluted	101.4	101.7	(0.2)
Common shares outstanding	103.4	101.2	2.3

Selected Performance Ratios:
Return on average assets (2)	1.93%	1.22%	58.2%
Return on average tangible common equity (1, 2)	24.2	12.2	98.4
Net interest margin (2)	3.37	4.22	(20.1)
Efficiency ratio - tax equivalent basis (1)	39.1	42.9	(8.9)
Loan to deposit ratio	74.8	93.3	(19.8)

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans outstanding (2)	0.02%	(0.06)%	NM
Nonaccrual loans to funded loans	0.40	0.37	8.1
Nonaccrual loans and repossessed assets to total assets	0.27	0.33	(18.2)
Allowance for loan losses to funded loans	0.86	1.02	(15.7)
Allowance for loan losses to nonaccrual loans	218	272	(19.9)

Capital Ratios:
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Tangible common equity (1)	7.9%	8.6%	9.4%
Common Equity Tier 1 (3)	10.3	9.9	10.0
Tier 1 Leverage ratio (3)	8.8	9.2	10.2
Tier 1 Capital (3)	10.6	10.2	10.3
Total Capital (3)	12.6	12.5	12.3

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for March 31, 2021 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended March 31,
	2021	2020
	(dollars in millions, except per share data)
Interest income:
Loans	$298.4	$276.9
Investment securities	34.0	27.4
Other	1.7	2.9
Total interest income	334.1	307.2
Interest expense:
Deposits	10.8	32.5
Qualifying debt	5.9	5.3
Borrowings	0.1	0.4
Total interest expense	16.8	38.2
Net interest income	317.3	269.0
(Recovery of) provision for credit losses	(32.4)	51.2
Net interest income after provision for credit losses	349.7	217.8
Non-interest income:
Income from equity investments	7.6	3.8
Service charges and fees	6.7	6.4
Foreign currency income	2.2	1.3
Card income	1.6	1.7
Income from bank owned life insurance	1.0	1.0
Lending related income and (losses) gains on sale of loans, net	(0.1)	0.6
Fair value loss adjustments on assets measured at fair value, net	(1.5)	(11.3)
Other	2.2	1.6
Total non-interest income	19.7	5.1
Non-interest expenses:
Salaries and employee benefits	83.7	72.1
Legal, professional, and directors' fees	10.1	10.4
Data processing	9.9	8.6
Occupancy	8.6	8.2
Deposit costs	6.3	7.3
Insurance	4.2	3.0
Loan and repossessed asset expenses	2.2	1.5
Business development	0.8	2.3
Marketing	0.6	0.9
Card expense	0.6	0.7
Intangible amortization	0.5	0.4
Net gain on sales and valuations of repossessed and other assets	(0.3)	(1.4)
Acquisition expense	0.4	—
Other	7.4	6.5
Total non-interest expense	135.0	120.5
Income before income taxes	234.4	102.4
Income tax expense	41.9	18.5
Net income	$192.5	$83.9

Earnings per share:
Diluted shares	101.4	101.7
Diluted earnings per share	$1.90	$0.83

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
	(in millions, except per share data)
Interest income:
Loans	$298.4	$301.2	$276.6	$289.6	$276.9
Investment securities	34.0	29.4	27.4	28.2	27.4
Other	1.7	1.0	0.8	0.4	2.9
Total interest income	334.1	331.6	304.8	318.2	307.2
Interest expense:
Deposits	10.8	10.7	12.2	15.0	32.5
Qualifying debt	5.9	6.0	7.9	4.7	5.3
Borrowings	0.1	0.1	0.0	0.1	0.4
Total interest expense	16.8	16.8	20.1	19.8	38.2
Net interest income	317.3	314.8	284.7	298.4	269.0
(Recovery of) provision for credit losses	(32.4)	(34.2)	14.6	92.0	51.2
Net interest income after provision for credit losses	349.7	349.0	270.1	206.4	217.8
Non-interest income:
Income from equity investments	7.6	6.4	1.2	1.3	3.8
Service charges and fees	6.7	5.9	5.9	5.1	6.4
Foreign currency income	2.2	1.3	1.8	1.2	1.3
Card income	1.6	1.7	1.9	1.2	1.7
Income from bank owned life insurance	1.0	1.2	1.3	6.7	1.0
Lending related income and (losses) gains on sale of loans, net	(0.1)	(1.0)	0.7	0.7	0.6
Fair value (loss) gain adjustments on assets measured at fair value, net	(1.5)	4.7	5.9	4.5	(11.3)
Other	2.2	3.6	1.9	0.6	1.6
Total non-interest income	19.7	23.8	20.6	21.3	5.1
Non-interest expenses:
Salaries and employee benefits	83.7	83.1	78.8	69.6	72.1
Legal, professional, and directors' fees	10.1	11.1	10.0	10.7	10.4
Data processing	9.9	9.6	8.9	8.6	8.6
Occupancy	8.6	8.4	9.4	8.1	8.2
Deposit costs	6.3	4.5	3.2	3.5	7.3
Insurance	4.2	3.8	3.1	3.4	3.0
Loan and repossessed asset expenses	2.2	1.8	1.8	2.0	1.5
Business development	0.8	1.4	1.0	0.8	2.3
Marketing	0.6	1.5	0.8	0.9	0.9
Card expense	0.6	0.6	0.5	0.4	0.7
Intangible amortization	0.5	0.4	0.4	0.4	0.4
Net (gain) loss on sales and valuations of repossessed and other assets	(0.3)	(0.2)	0.1	0.0	(1.4)
Acquisition expense	0.4	—	—	—	—
Other	7.4	6.2	6.1	6.4	6.5
Total non-interest expense	135.0	132.2	124.1	114.8	120.5
Income before income taxes	234.4	240.6	166.6	112.9	102.4
Income tax expense	41.9	47.0	30.8	19.6	18.5
Net income	$192.5	$193.6	$135.8	$93.3	$83.9

Earnings per share:
Diluted shares	101.4	100.4	100.1	100.0	101.7
Diluted earnings per share	$1.90	$1.93	$1.36	$0.93	$0.83

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
	(in millions)
Assets:
Cash and due from banks	$5,346.5	$2,671.7	$1,418.7	$1,518.5	$415.7
Investment securities	7,888.8	5,504.8	4,701.1	4,193.8	4,355.3
Loans held for sale	—	—	20.8	20.2	20.9
Loans held for investment:
Commercial and industrial	15,070.7	14,324.4	13,648.6	12,756.8	11,204.3
Commercial real estate - non-owner occupied	5,681.4	5,654.7	5,407.4	5,344.3	5,292.7
Commercial real estate - owner occupied	2,052.0	2,156.8	2,213.5	2,257.1	2,289.0
Construction and land development	2,767.9	2,431.3	2,300.5	2,197.5	2,059.4
Residential real estate	3,109.1	2,434.6	2,387.1	2,404.8	2,239.7
Consumer	29.9	51.2	36.1	48.7	60.2
Gross loans, net of deferred fees	28,711.0	27,053.0	25,993.2	25,009.2	23,145.3
Allowance for loan losses	(247.1)	(278.9)	(310.5)	(310.5)	(235.3)
Loans, net	28,463.9	26,774.1	25,682.7	24,698.7	22,910.0
Premises and equipment, net	138.4	134.1	128.3	127.8	125.9
Operating lease right-of-use asset	77.0	72.5	71.4	70.3	72.3
Other assets acquired through foreclosure, net	4.2	1.4	8.6	9.4	10.6
Bank owned life insurance	177.3	176.3	175.5	174.9	175.0
Goodwill and other intangibles, net	298.0	298.5	299.0	296.9	297.2
Other assets	1,002.9	827.6	829.4	795.9	775.3
Total assets	$43,397.0	$36,461.0	$33,335.5	$31,906.4	$29,158.2
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$17,542.8	$13,463.3	$13,013.0	$12,236.0	$9,886.5
Interest bearing:
Demand	3,893.4	4,396.4	3,554.6	3,508.1	3,578.8
Savings and money market	15,276.0	12,413.4	10,574.9	9,823.2	8,978.1
Certificates of deposit	1,680.9	1,657.4	1,700.9	1,977.3	2,387.3
Total deposits	38,393.1	31,930.5	28,843.4	27,544.6	24,830.7
Customer repurchase agreements	15.9	16.0	19.7	25.4	23.0
Total customer funds	38,409.0	31,946.5	28,863.1	27,570.0	24,853.7
Borrowings	5.0	5.0	10.0	10.0	308.0
Qualifying debt	543.7	548.7	618.8	617.7	389.9
Operating lease liability	84.6	79.9	78.6	76.9	78.7
Accrued interest payable and other liabilities	642.0	467.4	541.0	529.4	528.3
Total liabilities	39,684.3	33,047.5	30,111.5	28,804.0	26,158.6
Stockholders' Equity:
Common stock and additional paid-in capital	1,524.2	1,319.8	1,312.4	1,306.3	1,300.3
Retained earnings	2,168.6	2,001.4	1,833.0	1,722.4	1,661.8
Accumulated other comprehensive income	19.9	92.3	78.6	73.7	37.5
Total stockholders' equity	3,712.7	3,413.5	3,224.0	3,102.4	2,999.6
Total liabilities and stockholders' equity	$43,397.0	$36,461.0	$33,335.5	$31,906.4	$29,158.2

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
	(in millions)
Allowance for loan losses
Balance, beginning of period	$278.9	$310.5	$310.5	$235.3	$167.8
Beginning balance adjustment from adoption of CECL	—	—	—	—	19.1
(Recovery of) provision for credit losses (1)	(30.4)	(27.7)	8.2	80.7	45.2
Recoveries of loans previously charged-off:
Commercial and industrial	0.5	1.5	0.2	0.6	1.3
Commercial real estate - non-owner occupied	0.2	0.1	—	(0.4)	2.0
Commercial real estate - owner occupied	—	0.1	—	—	—
Construction and land development	—	—	—	—	—
Residential real estate	—	0.1	0.4	—	—
Consumer	—	—	—	—	—
Total recoveries	0.7	1.8	0.6	0.2	3.3
Loans charged-off:
Commercial and industrial	0.1	5.6	7.1	4.8	0.1
Commercial real estate - non-owner occupied	2.0	—	1.3	0.9	—
Commercial real estate - owner occupied	—	0.1	0.1	—	—
Construction and land development	—	—	—	—	—
Residential real estate	—	—	0.3	—	—
Consumer	—	—	—	—	—
Total loans charged-off	2.1	5.7	8.8	5.7	0.1
Net loan charge-offs (recoveries)	1.4	3.9	8.2	5.5	(3.2)
Balance, end of period	$247.1	$278.9	$310.5	$310.5	$235.3

Allowance for unfunded loan commitments
Balance, beginning of period	$37.0	$44.4	$36.3	$29.7	$9.0
Beginning balance adjustment from adoption of CECL	—	—	—	—	15.1
(Recovery of) provision for credit losses (1)	(4.4)	(7.4)	8.1	6.6	5.6
Balance, end of period (2)	$32.6	$37.0	$44.4	$36.3	$29.7

Components of the allowance for credit losses on loans
Allowance for loan losses	$247.1	$278.9	$310.5	$310.5	$235.3
Allowance for unfunded loan commitments	32.6	37.0	44.4	36.3	29.7
Total allowance for credit losses on loans	$279.7	$315.9	$354.9	$346.8	$265.0

Net charge-offs (recoveries) to average loans - annualized	0.02%	0.06%	0.13%	0.09%	(0.06)%

Allowance for loan losses to funded loans	0.86%	1.03%	1.19%	1.24%	1.02%
Allowance for credit losses to funded loans	0.97	1.17	1.37	1.39	1.14
Allowance for loan losses to nonaccrual loans	218	242	212	222	272
Allowance for credit losses to nonaccrual loans	246	274	242	248	306

(1)    The above tables reflect the provision for credit losses on funded and unfunded loans. Provision for credit losses on investment securities totaled $2.4 million, resulting in an ending allowance for credit losses on investment securities of $9.2 million.
(2)    The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
	(in millions)
Nonaccrual loans	$113.6	$115.2	$146.5	$139.7	$86.6
Nonaccrual loans to funded loans	0.40%	0.43%	0.56%	0.56%	0.37%
Repossessed assets	$4.2	$1.4	$8.6	$9.4	$10.6
Nonaccrual loans and repossessed assets to total assets	0.27%	0.32%	0.47%	0.47%	0.33%

Loans past due 90 days, still accruing	$—	$—	$28.1	$—	$—
Loans past due 90 days and still accruing to funded loans	—%	—%	0.11%	—%	—%
Loans past due 30 to 89 days, still accruing	$7.3	$11.2	$24.3	$9.3	$38.5
Loans past due 30 to 89 days, still accruing to funded loans	0.03%	0.04%	0.09%	0.04%	0.17%

Special mention loans	$474.2	$451.1	$476.8	$395.5	$104.2
Special mention loans to funded loans	1.65%	1.67%	1.83%	1.58%	0.45%

Classified loans on accrual	$163.1	$107.0	$170.5	$149.3	$149.8
Classified loans on accrual to funded loans	0.57%	0.40%	0.66%	0.60%	0.65%
Classified assets	$280.9	$223.7	$325.7	$298.5	$247.1
Classified assets to total assets	0.65%	0.61%	0.98%	0.94%	0.85%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2021			December 31, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans:
Commercial and industrial	$13,951.6	$151.0	4.48%	$13,448.1	$152.9	4.61%
CRE - non-owner occupied	5,649.7	65.1	4.68	5,502.5	64.6	4.68
CRE - owner occupied	2,094.2	24.4	4.83	2,191.6	26.5	4.92
Construction and land development	2,484.8	35.6	5.81	2,387.7	34.5	5.76
Residential real estate	2,507.7	21.9	3.55	2,389.4	22.2	3.70
Consumer	34.5	0.4	5.39	40.6	0.5	5.07
Loans held for sale	—	—	—	16.0	—	—
Total loans (1), (2), (3)	26,722.5	298.4	4.59	25,975.9	301.2	4.67
Securities:
Securities - taxable	4,531.4	18.5	1.66	3,265.6	14.9	1.81
Securities - tax-exempt	1,980.9	15.5	3.99	1,773.4	14.5	4.10
Total securities (1)	6,512.3	34.0	2.37	5,039.0	29.4	2.61
Cash and other	5,864.0	1.7	0.12	2,393.1	1.0	0.16
Total interest earning assets	39,098.8	334.1	3.55	33,408.0	331.6	4.04
Non-interest earning assets
Cash and due from banks	166.1			163.1
Allowance for credit losses	(289.1)			(321.0)
Bank owned life insurance	176.6			175.7
Other assets	1,271.2			1,266.0
Total assets	$40,423.6			$34,691.8
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,905.4	$1.3	0.13%	$3,718.7	$1.5	0.15%
Savings and money market	13,994.4	7.1	0.21	11,386.7	6.0	0.21
Certificates of deposit	1,681.1	2.4	0.59	1,654.0	3.2	0.78
Total interest-bearing deposits	19,580.9	10.8	0.22	16,759.4	10.7	0.25
Short-term borrowings	24.8	0.1	1.13	29.2	0.1	0.21
Qualifying debt	547.2	5.9	4.39	554.7	6.0	4.38
Total interest-bearing liabilities	20,152.9	16.8	0.34	17,343.3	16.8	0.38
Interest cost of funding earning assets			0.18			0.20
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	15,972.6			13,408.3
Other liabilities	772.3			641.0
Stockholders’ equity	3,525.8			3,299.2
Total liabilities and stockholders' equity	$40,423.6			$34,691.8
Net interest income and margin (4)		$317.3	3.37%		$314.8	3.84%

(1)     Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.0 million and $7.7 million for the three months ended March 31, 2021 and December 31, 2020, respectively.
(2)    Included in the yield computation are net loan fees of $32.9 million and $33.4 million for the three months ended March 31, 2021 and December 31, 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans:
Commercial and industrial	$13,951.6	$151.0	4.48%	$9,651.1	$124.7	5.32%
CRE - non-owner-occupied	5,649.7	65.1	4.68	5,238.0	68.9	5.30
CRE - owner-occupied	2,094.2	24.4	4.83	2,281.3	29.2	5.24
Construction and land development	2,484.8	35.6	5.81	2,006.0	32.2	6.50
Residential real estate	2,507.7	21.9	3.55	2,158.2	20.8	3.88
Consumer	34.5	0.4	5.39	55.4	0.8	5.47
Loans held for sale	—	—	—	21.8	0.3	5.98
Total loans (1), (2), (3)	26,722.5	298.4	4.59	21,411.8	276.9	5.27
Securities:
Securities - taxable	4,531.4	18.5	1.66	2,889.2	17.3	2.40
Securities - tax-exempt	1,980.9	15.5	3.99	1,164.3	10.1	4.40
Total securities (1)	6,512.3	34.0	2.37	4,053.5	27.4	2.98
Other	5,864.0	1.7	0.12	802.0	2.9	1.49
Total interest earning assets	39,098.8	334.1	3.55	26,267.3	307.2	4.80
Non-interest earning assets
Cash and due from banks	166.1			196.0
Allowance for credit losses	(289.1)			(192.7)
Bank owned life insurance	176.6			174.4
Other assets	1,271.2			1,158.9
Total assets	$40,423.6			$27,603.9
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,905.4	$1.3	0.13%	$3,098.5	$4.5	0.58%
Savings and money market accounts	13,994.4	7.1	0.21	9,033.4	17.6	0.79
Certificates of deposit	1,681.1	2.4	0.59	2,346.0	10.4	1.78
Total interest-bearing deposits	19,580.9	10.8	0.22	14,477.9	32.5	0.90
Short-term borrowings	24.8	0.1	1.13	148.2	0.4	1.17
Qualifying debt	547.2	5.9	4.39	395.1	5.3	5.34
Total interest-bearing liabilities	20,152.9	16.8	0.34	15,021.2	38.2	1.02
Interest cost of funding earning assets			0.18			0.58
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	15,972.6			8,869.7
Other liabilities	772.3			643.0
Stockholders’ equity	3,525.8			3,070.0
Total liabilities and stockholders' equity	$40,423.6			$27,603.9
Net interest income and margin (4)		$317.3	3.37%		$269.0	4.22%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.0 million and $6.5 million for the three months ended March 31, 2021 and 2020, respectively.
(2)    Included in the yield computation are net loan fees of $32.9 million and $15.5 million for the three months ended March 31, 2021 and 2020, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate & Other
At March 31, 2021:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$13,235.3	$13.4	$33.1	$13,188.8
Loans, net of deferred loan fees and costs	28,711.0	20,660.4	8,048.9	1.7
Less: allowance for loan losses	(247.1)	(229.8)	(17.3)	—
Total loans	28,463.9	20,430.6	8,031.6	1.7
Other assets acquired through foreclosure, net	4.2	4.2	—	—
Goodwill and other intangible assets, net	298.0	295.7	2.3	—
Other assets	1,395.6	251.5	113.1	1,031.0
Total assets	$43,397.0	$20,995.4	$8,180.1	$14,221.5
Liabilities:
Deposits	$38,393.1	$24,126.0	$13,286.5	$980.6
Borrowings and qualifying debt	548.7	—	—	548.7
Other liabilities	742.5	226.4	6.0	510.1
Total liabilities	39,684.3	24,352.4	13,292.5	2,039.4
Allocated equity:	3,712.7	2,100.3	702.9	909.5
Total liabilities and stockholders' equity	$43,397.0	$26,452.7	$13,995.4	$2,948.9
Excess funds provided (used)	—	5,457.3	5,815.3	(11,272.6)

No. of offices	49	45	3	1
No. of full-time equivalent employees	1,947	564	176	1,207

Income Statement:

Three Months Ended March 31, 2021:	(in millions)
Net interest income	$317.3	$263.7	$107.9	$(54.3)
(Recovery of) provision for credit losses	(32.4)	(36.3)	1.7	2.2
Net interest income after provision for credit losses	349.7	300.0	106.2	(56.5)
Non-interest income	19.7	19.2	0.5	—
Non-interest expense	135.0	98.3	35.2	1.5
Income (loss) before income taxes	234.4	220.9	71.5	(58.0)
Income tax expense (benefit)	41.9	52.7	17.5	(28.3)
Net income	$192.5	$168.2	$54.0	$(29.7)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate
At December 31, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,176.5	$12.0	$45.6	$8,118.9
Loans, net of deferred loan fees and costs	27,053.0	20,245.8	6,798.2	9.0
Less: allowance for loan losses	(278.9)	(263.4)	(15.4)	(0.1)
Total loans	26,774.1	19,982.4	6,782.8	8.9
Other assets acquired through foreclosure, net	1.4	1.4	—	—
Goodwill and other intangible assets, net	298.5	296.1	2.4	—
Other assets	1,210.5	257.0	96.6	856.9
Total assets	$36,461.0	$20,548.9	$6,927.4	$8,984.7
Liabilities:
Deposits	$31,930.5	$21,448.0	$9,936.8	$545.7
Borrowings and qualifying debt	553.7	—	—	553.7
Other liabilities	563.3	170.4	3.3	389.6
Total liabilities	33,047.5	21,618.4	9,940.1	1,489.0
Allocated equity:	3,413.5	1,992.2	579.1	842.2
Total liabilities and stockholders' equity	$36,461.0	$23,610.6	$10,519.2	$2,331.2
Excess funds provided (used)	—	3,061.7	3,591.8	(6,653.5)

No. of offices	49	45	3	1
No. of full-time equivalent employees	1,915	581	156	1,178

Income Statement:

Three Months Ended March 31, 2020:	(in millions)
Net interest income	$269.0	$228.5	$55.7	$(15.2)
Provision for credit losses	51.2	47.9	3.0	0.3
Net interest income (expense) after provision for credit losses	217.8	180.6	52.7	(15.5)
Non-interest income	5.1	11.4	0.4	(6.7)
Non-interest expense	120.5	82.4	25.8	12.3
Income (loss) before income taxes	102.4	109.6	27.3	(34.5)
Income tax expense (benefit)	18.5	26.0	6.4	(13.9)
Net income	$83.9	$83.6	$20.9	$(20.6)

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
	(in millions)
Net interest income	$317.3	$314.8	$284.7	$298.4	$269.0
Total non-interest income	19.7	23.8	20.6	21.3	5.1
Net revenue	$337.0	$338.6	$305.3	$319.7	$274.1
Total non-interest expense	135.0	132.2	124.1	114.8	120.5
Pre-provision net revenue (1)	$202.0	$206.4	$181.2	$204.9	$153.6
Less:
(Recovery of) provision for credit losses	(32.4)	(34.2)	14.6	92.0	51.2
Income tax expense	41.9	47.0	30.8	19.6	18.5
Net income	$192.5	$193.6	$135.8	$93.3	$83.9

Efficiency Ratio by Quarter:
Total non-interest expense	$135.0	$132.2	$124.1	$114.8	$120.5
Divided by:
Total net interest income	317.3	314.8	284.7	298.4	269.0
Plus:
Tax equivalent interest adjustment	8.0	7.7	7.2	7.0	6.5
Total non-interest income	19.7	23.8	20.6	21.3	5.1
	$345.0	$346.3	$312.5	$326.7	$280.6
Efficiency ratio - tax equivalent basis (2)	39.1%	38.2%	39.7%	35.1%	42.9%

Tangible Common Equity:
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
	(dollars and shares in millions)
Total stockholders' equity	$3,712.7	$3,413.5	$3,224.0	$3,102.4	$2,999.6
Less: goodwill and intangible assets	298.0	298.5	299.0	296.9	297.2
Total tangible common equity	3,414.7	3,115.0	2,925.0	2,805.5	2,702.4
Plus: deferred tax - attributed to intangible assets	1.4	1.6	1.7	1.8	1.9
Total tangible common equity, net of tax	$3,416.1	$3,116.6	$2,926.7	$2,807.3	$2,704.3
Total assets	$43,397.0	$36,461.0	$33,335.5	$31,906.4	$29,158.2
Less: goodwill and intangible assets, net	298.0	298.5	299.0	296.9	297.2
Tangible assets	43,099.0	36,162.5	33,036.5	31,609.5	28,861.0
Plus: deferred tax - attributed to intangible assets	1.4	1.6	1.7	1.8	1.9
Total tangible assets, net of tax	$43,100.4	$36,164.1	$33,038.2	$31,611.3	$28,862.9
Tangible common equity ratio (3)	7.9%	8.6%	8.9%	8.9%	9.4%
Common shares outstanding	103.4	100.8	100.8	100.8	101.2
Tangible book value per share, net of tax (3)	$33.02	$30.90	$29.03	$27.84	$26.73

Non-GAAP Financial Measures Footnotes

(1)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(2)	We believe this non-GAAP ratio provides a useful metric to measure the efficiency of the Company.
(3)	We believe this non-GAAP metric provides an important metric with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476